EXHIBIT 99.1

NEWS
Corporate Communications Contact:
David Alpern, Interchange Corporation
dalpern@interchangeusa.com / (949) 789-5284
Investor Relations Contact:
John Baldissera, BPC Financial Marketing
(800) 368-1217

Crair Named President & COO of Interchange
Irvine, Calif., April 24, 2006 — Interchange Corporation (Nasdaq: INCX), owner and operator of Local.com, a leading local Internet search site, announced today that Bruce Crair has been named President of the company in addition to his existing post as Chief Operating Officer.
Crair is responsible for overseeing the company’s day-to-day operations, including technology and product development, marketing, business development and implementing the strategic plan. He continues to report to Heath Clarke, Interchange Chairman and Chief Executive Officer.
“This promotion recognizes the considerable contribution Bruce has made to our company’s transition to local search since joining us in the third quarter of 2005,” Clarke said. “He has put in place the structure needed to achieve our goal of being #1 in local search. Our team has a much tighter focus and the authority and accountability they need to achieve our objectives.”
“Most importantly of all, Bruce has built a talented and complete leadership team capable of executing our long-term vision, with a focus on delivering value to our shareholders,” Clarke added.
Prior to joining Interchange last July, Crair was co-founder and COO of ZeroDegrees, Inc., which was purchased by IAC/InterActiveCorp in 2004 with Crair remaining active in the company until April 2005. Prior to ZeroDegrees, Crair served as CEO of Technology Transformation, a management consulting company. From 1999 to 2001, Crair was president and COO for eVoice, Inc., an integrated IP telephony services company, which was purchased by America Online in 2001. Prior to eVoice, Crair served as president and COO of Micro General, a public spin-off of Fidelity National Financial, Inc.
Crair earned his bachelor’s degree in physics from the United States Naval Academy and his MBA in corporate strategy and international business from the University of California, Berkeley.

About Interchange
Interchange Corporation (Nasdaq: INCX) owns and operates Local.com (www.local.com), a leading local-search engine that now draws more than 8 million visitors per month seeking information on local businesses, products and services. Local.com is powered by the company’s proprietary Keyword DNA™ and local-web indexing technologies. The company serves local and national Internet, wireless and operator assisted local-search markets in the United States and Europe. Interchange generates revenue principally from paid-search advertising associated with its local web searches. The company recently launched a domain syndication network in the United States, launched Local.com in the United Kingdom and plans to expand into additional markets during 2006.
The company is headquartered in Irvine, California, with European headquarters in Stockholm, Sweden. For more information on Interchange, please visit: www.interchangeusa.com.